Exhibit 8

April 15, 2014

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, OR 97258

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201

RE: Investor Letter Agreement

Reference is made to (i) the Investor Letter Agreement (the “Investor Letter Agreement”) dated as of September 11, 2013 by and between Sterling Financial Corporation, a Washington corporation (“Sterling”), Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”) and Warburg Pincus Private Equity X, L.P., a Delaware limited partnership together with Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership (each, an “Investor” and collectively, the “Investors”), (ii) the Investment Agreement dated as of May 25, 2010 by and between Warburg Pincus Private Equity X, L.P. and Sterling, as amended (the “Investment Agreement”) and (iii) the Agreement and Plan of Merger dated as of September 11, 2013 by and between Sterling and Umpqua (the “Merger Agreement”). Capitalized terms used but not defined in this letter agreement shall have the meaning set forth in the Merger Agreement.

The parties hereto hereby agree as follow:

1.	Effective as of immediately prior to, but subject to the occurrence of, the Effective Time (i) the Investors hereby irrevocably and permanently waive all rights of the Investors pursuant to Section 4.4 of the Investment Agreement and (ii) Section (b) of Exhibit A to the Investor Letter Agreement shall be deleted in its entirety and replaced with “Section 4.4 of the Investment Agreement shall be deleted in its entirety and replaced with: “[Reserved]””.

2.	Umpqua agrees that the waiver set forth in paragraph 1 is, if the Effective Time occurs, an irrevocable and permanent waiver of the Investors’ director designation rights in accordance with Section 1.12(b)(z) of the Merger Agreement.

3.	Except as expressly set forth herein, this letter agreement shall not constitute an amendment or waiver of any other provision of the Investment Agreement or the Investor Letter Agreement.

4.	This letter agreement shall automatically be void and of no force or effect in the event that the Merger Agreement is terminated in accordance with its terms.

5.	This letter agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.	This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

[Signature Pages Follow]

Yours sincerely,

WARBURG PINCUS PRIVATE EQUITY X, L.P.

By:	Warburg Pincus X L.P., its general partner
	By:	Warburg Pincus X LLC, its general partner
		By:	Warburg Pincus Partners LLC, its sole member
			By:	Warburg Pincus & Co., its managing member

/s/ David Coulter
Name: David Coulter
Title: Partner

WARBURG PINCUS X PARTNERS, L.P.

By:	Warburg Pincus X L.P., its general partner
	By:	Warburg Pincus X LLC, its general partner
		By:	Warburg Pincus Partners LLC, its sole member
			By:	Warburg Pincus & Co., its managing member

/s/ David Coulter
Name: David Coulter
Title: Partner

[Signature Page to Investor Letter Agreement – Warburg]

Acknowledged and Agreed:

UMPQUA HOLDINGS CORPORATION

By:	/s/ Raymond P. Davis
Name:	Raymond P. Davis
Title:	President & CEO

STERLING FINANCIAL CORPORATION

By:	/s/ Patrick J. Rusnak
Name:	Patrick J. Rusnak
Title:	Chief Financial Officer

[Signature Page to Investor Letter Agreement – Warburg]